PetIQ, Inc. Reports First Quarter 2024 Financial Results
Reports Record First Quarter 2024 Net Sales of $308.4 Million
Achieves Record First Quarter Net Income
Record Adjusted EBITDA Exceeds Company's First Quarter 2024 Guidance
Raises Full Year 2024 Outlook

EAGLE, Idaho – May 8, 2024 (GLOBE NEWSWIRE) - PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication, product and wellness company, today reported financial results for the first quarter ended March 31, 2024.
Cord Christensen, PetIQ’s Founder and CEO commented, “We’ve started 2024 off well with broad-based growth and strong pet parent demand for our product offerings. PetIQ’s manufactured brands captured a disproportionate amount of their category market share to fuel net sales at the high-end of our expectations and profitability above our first quarter outlook. Our step-up in brand building and marketing initiatives are increasing pet parent awareness and growing consumption of PetIQ’s manufactured brands with the majority of our 2024 incremental marketing expected to be in the second quarter of this year. Our team remains optimistic about our opportunities to increase growth and operating efficiencies across our business, and we’re pleased to raise our 2024 financial outlook based on the Company’s strong year-to-date results."
First Quarter 2024 Highlights Compared to Prior Year Period
•Record net sales of $308.4 million, an increase of 6.2%, at the high-end of the Company's guidance of $290.0 million to $310.0 million
•Product segment net sales of $276.9 million, an increase of 6.9%
•Net sales for PetIQ’s manufactured products increased 14.3% and outperformed the Company's growth expectations for the quarter
•Services segment net sales of $31.6 million, an increase of 0.2%, including the closure of 149 wellness centers in the second half of 2023 associated with the Services Segment optimization
•Gross profit of $74.5 million, an increase of 19.7%
•Gross margin increased 280 basis points to 24.2%
•Record net income of $14.9 million, or earnings per diluted share ("EPS") of $0.48, an increase of 47.8%
•Record adjusted net income of $18.5 million, or adjusted EPS of $0.58, an increase of 28.9%
•Record EBITDA of $32.2 million, an increase of 20.2%
•EBITDA margin increased 120 basis points to 10.4%
•Record Adjusted EBITDA of $35.3 million, an increase of 15.0%, and above the Company's guidance of $31.0 million to $33.0 million
•Adjusted EBITDA margin increased 80 basis points to 11.4%

First Quarter 2024 Financial Results
Net sales were $308.4 million for the first quarter of 2024, an increase of 6.2% compared to net sales of $290.5 million in the prior year period, driven primarily by an increase in the Products segment net sales.
Products segment net sales increased 6.9% to $276.9 million for the first quarter of 2024 from $259.0 million in the prior year period, reflecting strong consumer demand in the prescription medication, flea and tick, and health and wellness manufactured products categories. Net sales for PetIQ’s manufactured products outperformed the Company's growth expectations for the first quarter of 2024 with an increase of 14.3% compared to the prior year period.
Services segment net sales for the first quarter of 2024 increased 0.2% to $31.6 million from $31.5 million in the first quarter last year driven by operational improvements and an increase in mobile community clinic sales. The first quarter of the prior year included 149 wellness centers which were closed in the second half of 2023 associated with the previously disclosed Services segment optimization.
First quarter 2024 gross profit was $74.5 million, an increase of 19.7%, compared to $62.3 million in the prior year period. Gross margin increased 280 basis points to 24.2% from 21.4% in the prior year period primarily due to increased sales of PetIQ's higher margin manufactured products, benefits from operational efficiencies in the Company's facilities and from its Services segment optimization.
Selling, general and administrative expenses (“SG&A”) were $50.2 million for the first quarter of 2024 compared to $43.3 million in the prior year period. As a percentage of net sales, SG&A was 16.3% for the first quarter of 2024, an increase of 140 basis points compared to the prior year period. Adjusted SG&A was $47.1 million for the first quarter of 2024 compared to $39.3 million in the prior year period. As a percentage of net sales adjusted SG&A was 15.3% for the first quarter of 2024, an increase of 180 basis points, compared to the prior year period primarily as a result of a planned increase in marketing expense of $4.7 million to support PetIQ's manufactured brands and an increase in compensation expenses.
Net income was $14.9 million, or EPS of $0.48, for the first quarter of 2024, an increase of 47.8%, compared to net income of $9.7 million in the prior year period. Adjusted net income for the first quarter of 2024 was $18.5 million and adjusted EPS was $0.58, an increase of 28.9%, compared to adjusted net income of $14.2 million, and adjusted EPS of $0.45 in the prior year period. For the first quarter of 2024 EBITDA increased 20.2% to $32.2 million and EBITDA margin increased 120 basis points to 10.4% compared to the prior year period. First quarter Adjusted EBITDA was $35.3 million, an increase of 15.0%, compared to $30.7 million in the prior year period. Adjusted EBITDA margin increased 80 basis points to 11.4% for the first quarter of 2024 compared to 10.6% in the prior year period.
Cash Flow and Balance Sheet
The Company ended the quarter with total cash and cash equivalents of $25.4 million. For the three months ended March 31, 2024, the Company used $85.1 million of cash in operations, of which $110.9 million was dedicated working capital to support the seasonal nature of the business, partially offset by higher earnings. The Company's increase in inventory for the three months ended March 31, 2024 was due to its planned seasonal build and timing based on the availability of inventory. The Company expects its inventory to be more in-line with its historical levels in mid-2024. The Company’s total debt was $443.9 million as of March 31, 2024. The Company had total liquidity, which it defines as cash on hand plus debt availability, of $150.4 million as of March 31, 2024. The Company's net leverage as measured under the Company's credit agreement was 3.6x as of March 31, 2024, compared to 4.5x as of March 31, 2023, based on the timing of working capital needs to support the normal seasonality and increased earnings. The Company expects the net leverage for the first quarter ended March 31, 2024 to be the highest net leverage quarter of the year. Please refer to the financial tables within this press release for a calculation of the Company’s net leverage under the credit agreement.

On April 30, 2024, subsequent to the end of the first quarter, the Company completed the sale of the Company’s foreign subsidiary within the Products segment, Mark & Chappell, for approximately $4.0 million in net cash proceeds and the Company will receive future royalties for certain licensed trademarks and related intellectual property. As a result of the transaction, the Company expects to recognize an approximate $1.7 million loss, subject to normal working capital adjustments, in the second quarter of 2024. Mark & Chappell was classified as held for sale in the Company's condensed consolidated balance sheet as of March 31, 2024.

Adjusted SG&A, adjusted SG&A as a percent of net sales, adjusted net income, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide useful additional information to investors about current trends in the Company's operations and are useful for period-over-period comparisons of operations. In addition, management uses these non-GAAP financial measures to assess operating performance and for business planning purposes. See “Non-GAAP Financial Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

Outlook
For the full year 2024 the Company is raising its outlook previously provided on February 28, 2024. The Company's outlook continues to be inclusive of its Services segment optimization, the sale of its foreign subsidiary, Mark & Chappell, and a return to more normal flea and tick seasonality as compared to the record seasonal patterns experienced in 2023. The Company's annual seasonality can vary based on the timing of shipments, promotional activity, product launches and a number of other factors.

For the full year 2024 the Company expects:
•Net sales of $1,135.0 million to $1,185.0 million
•Adjusted EBITDA of $112.0 million to $117.0 million

For the second quarter of 2024 the Company expects:

•Net sales of $325.0 million to $335.0 million
•Adjusted EBITDA of $34.0 million to $36.0 million

The Company does not provide guidance for net income, the most directly comparable GAAP measure to Adjusted EBITDA, and similarly cannot provide a reconciliation between its forecasted adjusted EBITDA and net income without unreasonable effort due to the unavailability of reliable estimates for certain components of net income and the respective reconciliations. These forecasted items are not within the Company’s control, may vary greatly between periods and could significantly impact future financial results for the second quarter ending June 30, 2024 and full year ending December 31, 2024.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial 833-816-1410 and international listeners may dial 412-317-0503.
In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through May 29, 2024. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671; the passcode is 10187428.
About PetIQ
PetIQ is a leading pet medication, health and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable products and veterinary services. The Company's product business engages with pet parents through retail and e-commerce sales channels with its branded and distributed pet medications as well as health and wellness items. PetIQ manufactures and distributes pet products from its world-class facilities in Omaha, Nebraska, Springville, Utah and Daytona Beach, Florida. The Company’s veterinarian services offering operates in over 2,600 mobile community clinic locations and wellness centers hosted at retail partners in 39 states. PetIQ believes that pets are an important part of the family and deserve the best products and care we can provide them.

Contact: katie.turner@petiq.com or 208.513.1513
Media: kara.schafer@petiq.com or 407.929.6727
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, general economic or market conditions, including inflation and interest rates; overall consumer spending in the industry; our ability to successfully grow our business through acquisitions and our ability to integrate acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; our ability to continue to grow our Services segment; disruptions in our manufacturing, shipping, transportation and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to introduce new products and improve existing products; our ability to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; cyber security risks, including breaches that result in business interruption and data loss; our substantial indebtedness and ability to raise additional capital as needed; and the risks set forth under the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2023 and other reports filed time to time with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures
In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: adjusted SG&A, adjusted SG&A as a percentage of total net sales, adjusted net income, adjusted earnings per share, adjusted EBITDA, and adjusted EBITDA margin.
Adjusted SG&A consists of SG&A adjusted for acquisition costs, stock-based compensation expense, and integration and business transformation costs. Adjusted SG&A is adjusted SG&A as a percentage of total net sales.
Adjusted net income consists of net income adjusted for tax expense, acquisition costs, stock-based compensation expense, and integration and business transformation costs. Adjusted net income is utilized by management to evaluate the effectiveness of our business strategies. Non-GAAP adjusted earnings per share is defined as non-GAAP adjusted net income divided by the weighted average number of shares of common stock outstanding during the period.
EBITDA represents net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business including acquisition costs, stock-based compensation expense, and integration and business transformation costs. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of total net sales.

Adjusted EBITDA is utilized by management as a factor in evaluating the Company's performance and the effectiveness of our business strategies. The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

We believe that the use of these non-GAAP measures provides additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating these non-GAAP measures that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of non-GAAP measures may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate these non-GAAP measures in the same manner. Our management does not, and you should not, consider the non-GAAP financial measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. See a reconciliation of each non-GAAP measure to the most comparable GAAP measure, in the financial tables that accompany this release.

PetIQ, Inc.
Consolidated Balance Sheets
(Unaudited, in 000’s except for per share amounts)

	March 31, 2024	December 31, 2023
Current assets
Cash and cash equivalents	$25,374	$116,369
Accounts receivable, net	191,862	142,511
Inventories	215,383	159,309
Other current assets	12,296	12,645
Total current assets	444,915	430,834
Property, plant and equipment, net	55,297	57,097
Operating lease right of use assets	18,103	19,079
Other non-current assets	2,016	2,083
Intangible assets, net	155,501	159,729
Goodwill	199,404	199,404
Total assets	$875,236	$868,226
Liabilities and equity
Current liabilities
Accounts payable	$137,862	$139,264
Accrued wages payable	11,525	16,734
Accrued interest payable	7,805	6,636
Other accrued expenses	12,072	10,692
Current portion of operating leases	6,672	7,608
Current portion of long-term debt and finance leases	8,062	8,595
Total current liabilities	183,998	189,529
Operating leases, less current installments	12,793	13,763
Long-term debt, less current installments	436,423	437,820
Finance leases, less current installments	572	516
Other non-current liabilities	3,600	3,600
Total non-current liabilities	453,388	455,699
Equity
Additional paid-in capital	387,239	387,349
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 29,827 and 29,570 shares issued, respectively	29	29
Class B common stock, par value $0.001 per share, 8,402 shares authorized; 231 and 231 shares issued and outstanding, respectively	—	—
Class A treasury stock, at cost, 373 and 373 shares, respectively	(3,857)	(3,857)
Accumulated deficit	(145,695)	(160,602)
Accumulated other comprehensive loss	(1,790)	(1,706)
Total stockholders' equity	235,926	221,213
Non-controlling interest	1,924	1,785
Total equity	237,850	222,998
Total liabilities and equity	$875,236	$868,226

PetIQ, Inc.
Consolidated Statements of Operations
(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended
	March 31, 2024	March 31, 2023
Product sales	$276,891	$258,993
Services sales	31,552	31,478
Total net sales	308,443	290,471
Cost of products sold	209,063	200,902
Cost of services	24,837	27,308
Total cost of sales	233,900	228,210
Gross profit	74,543	62,261
Operating expenses
Selling, general and administrative expenses	50,209	43,326
Operating income	24,334	18,935
Interest expense, net	9,106	8,732
Other income, net	(126)	(26)
Total other expense, net	8,980	8,706
Pretax net income	15,354	10,229
Income tax expense	(327)	(448)
Net income	15,027	9,781
Net income attributable to non-controlling interest	120	82
Net income attributable to PetIQ, Inc.	$14,907	$9,699
Net income per share attributable to PetIQ, Inc. Class A common stock
Basic	$0.51	$0.33
Diluted	$0.48	$0.32
Weighted Average shares of Class A common stock outstanding
Basic	29,283	29,125
Diluted	34,781	35,230

PetIQ, Inc.
Consolidated Statements of Cash Flows
(Unaudited, in 000’s)

	For the Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net income	$15,027	$9,781
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization of intangible assets and loan fees	8,364	8,463
Gain on disposition of property, plant, and equipment	(220)	—
Stock based compensation expense	2,609	2,466
Other non-cash activity	(20)	(52)
Changes in assets and liabilities, net of business acquisition
Accounts receivable	(49,088)	(84,250)
Inventories	(56,262)	(13,567)
Other assets	(392)	(2,065)
Accounts payable	(1,727)	36,019
Accrued wages payable	(5,209)	(1,988)
Other accrued expenses	1,774	1,866
Net cash used in operating activities	(85,144)	(43,327)
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	728	—
Purchase of property, plant, and equipment	(1,550)	(1,910)
Business acquisitions (net of cash acquired)	—	(27,634)
Net cash used in investing activities	(822)	(29,544)
Cash flows from financing activities
Proceeds from issuance of long-term debt	10,000	15,000
Principal payments on long-term debt	(11,900)	(16,900)
Principal payments on finance lease obligations	(475)	(346)
Tax withholding payments on Restricted Stock Units	(2,699)	(840)
Net cash used in financing activities	(5,074)	(3,086)
Net change in cash and cash equivalents	(91,040)	(75,957)
Effect of exchange rate changes on cash and cash equivalents	45	102
Cash and cash equivalents, beginning of period	116,369	101,265
Cash and cash equivalents, end of period	$25,374	$25,410

PetIQ, Inc.
Reconciliation between Net Income and Adjusted EBITDA
(Unaudited, in 000’s)

	For the Three Months Ended
$'s in 000's	March 31, 2024	March 31, 2023
Net income	$15,027	$9,781
Plus:
Tax expense	327	448
Depreciation	3,442	3,521
Amortization	4,252	4,261
Interest expense, net	9,106	8,732
EBITDA	$32,154	$26,743
EBITDA Margin	10.4%	9.2%
Acquisition costs(1)	—	538
Stock based compensation expense	2,609	2,466
Integration and business transformation costs(2)	502	976
Adjusted EBITDA	$35,265	$30,722
Adjusted EBITDA Margin	11.4%	10.6%

PetIQ, Inc.
Reconciliation between Selling, General & Administrative (“SG&A”) and Adjusted SG&A
(Unaudited, in 000’s, Except for Percentages)

	For the Three Months Ended
$'s in 000's	March 31, 2024	March 31, 2023
SG&A	$50,209	$43,326
SG&A % of Total Net Sales	16.3%	14.9%
Less:
Acquisition costs(1)	—	538
Stock based compensation expense	2,609	2,466
Integration and business transformation costs(2)	502	976
Adjusted SG&A	$47,098	$39,346
Adj SG&A % of Total Net Sales	15.3%	13.5%

PetIQ, Inc.
Summary Segment Results
(Unaudited, in 000’s)

	For the Three Months Ended
$'s in 000's	March 31, 2024	March 31, 2023
Products segment sales	$276,891	$258,993
Services segment sales:
Same-store sales	30,969	28,528
Non same-store sales	583	2,950
Total services segment sales	$31,552	$31,478
Total net sales	$308,443	$290,471

PetIQ, Inc.
Reconciliation between Net Income and Adjusted Net Income
(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended
$'s in 000's	March 31, 2024	March 31, 2023
Net income	$15,027	$9,781
Plus:
Tax expense	327	448
Acquisition costs(1)	—	538
Stock based compensation expense	2,609	2,466
Integration and business transformation costs(2)	502	976
Adjusted Net income	18,465	14,209
Plus: interest expense on Convertible Notes	1,688	1,676
Adjusted Net income - diluted	$20,153	$15,885

Non-GAAP adjusted EPS
Basic	$0.63	$0.49
Diluted	$0.58	$0.45
Weighted Average shares of Class A common stock outstanding used to compute non-GAAP adjusted EPS
Basic	29,283	29,125
Diluted	34,781	35,230
(1) Acquisition costs include legal, accounting, banking, consulting, diligence, and other costs related to completed and contemplated acquisitions.
(2) Integration and business transformation costs, including personnel costs such as severance and retention bonuses, consulting costs, contract termination costs and IT and ERP implementation costs.

PetIQ, Inc.
Calculation of Net Leverage Ratio Under Term Loan B
(Unaudited, in 000’s, except for multiples)

$'s in 000's	March 31, 2024
Total debt	$443,902
Total Capital Leases	1,155
Less Cash	(25,374)
Net Debt	419,683
LTM Term Loan B defined EBITDA	115,653
Term Loan B net leverage(1)	3.6	x
(1) Our Term Loan B documentation defines Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and a non-cash goodwill impairment charge, as further adjusted for acquisition costs, loss on debt extinguishment and related costs, stock based compensation expense, integration costs, litigation expenses, and non same-store net income (loss), which we refer to as “Term Loan B Adjusted EBITDA.” Term Loan B Adjusted EBITDA is not a non-GAAP measure and is presented solely for purposes of providing investors an understanding of the Company’s financial condition and liquidity and should not be relied upon for any purposes other than an understanding of the Company’s financial condition and liquidity as it relates to the Company’s Term Loan B.